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                                                                     EXHIBIT 4.6

                                     FORM OF
                              REVOLVING CREDIT NOTE

[$____________]
                                                               December 10, 2004

      FOR VALUE RECEIVED, the undersigned, EMS Technologies, Inc., a Georgia corporation (THE "BORROWER"), hereby unconditionally promises to pay to the order of ________________________ (the "LENDER") or its registered assigns, at the office of SunTrust Bank ("SUNTRUST") at 303 Peachtree Street, N.E., 25th Floor, Atlanta, Georgia 30308, on the Commitment Termination Date (as defined in the U.S. Revolving Credit Agreement dated as of December 10, 2004 (as the same may be amended, supplemented or otherwise modified from time to time, the "CREDIT AGREEMENT"; capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement), among the Borrower, the Lenders from time to time party thereto and SunTrust, as Administrative Agent for the Lenders), the principal amount of ________________, or if the outstanding principal amount of all Revolving Loans is different than such amount, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement, in Dollars in immediately available funds, and to pay interest from the date hereof on the principal amount thereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on such dates as provided in the Credit Agreement. In addition, should legal action or an attorney-at-law be utilized to collect any amount due hereunder, the Borrower further unconditionally promises to pay all costs of collection, including reasonable attorneys' fees.

      The Borrower unconditionally promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at a rate or rates provided in the Credit Agreement.

      All borrowings evidenced by this Revolving Credit Note and all payments and prepayments of the principal hereof and the date thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower to make the payments of principal and interest in accordance with the terms of this Revolving Credit Note and the Credit Agreement.

      This Revolving Credit Note is issued in connection with, and is entitled to the benefits of, the Credit Agreement which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein

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specified. THIS REVOLVING CREDIT NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND
GOVERNED BY THE LAWS OF THE STATE OF GEORGIA AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

                                                  EMS TECHNOLOGIES,
                                                  INC.

                                                  By:
                                                     ___________________________
                                                     Name:
                                                     Title:

                                                  [SEAL]